Exhibit 5.1




                                 March 30, 2001


Invacare Corporation
One Invacare Way
Elyria, Ohio  44036

                  Re: Invacare Corporation 1994 Performance Plan, as Amended (the "Plan")
                           ----------------------------------------------

                  We are familiar with the proceedings taken and proposed to be taken by Invacare Corporation, an Ohio corporation (the "Company"), with respect to 3,500,000 common shares without par value of the Company (the "Shares"), to be offered and sold from time to time pursuant to the Plan. As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

                  In this connection, we have examined such documents, records and matters of law as we have deemed necessary or advisable for purposes of the opinions expressed herein, and based thereon, we are of the opinion that:

                  1. The Shares are duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

                  2. When issued in accordance with the terms of the Rights Agreement, dated as of July 7, 1995, between the Company and National City Bank, as Rights Agent (the "Rights Agreement"), the Rights (as defined in the Rights Agreement) associated with the Shares will be validly issued.

                  The opinion set forth in paragraph 2 above is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance or application of the Rights, the enforceability of any particular provision of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among stockholders.

                  In rendering the opinion set forth in paragraph 2 above, moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

                  This opinion letter is intended solely for your use in connection with the filing of the Registration Statement with respect to the Shares and may not be reproduced, filed publicly, or relied upon by any other person for any purpose without the express written consent of the undersigned.

                  The opinions expressed herein are based on statutory laws and judicial decisions that are in effect on the date hereof, and we express no opinion with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof nor do we assume any responsibility to advise you thereof.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
                                                   Very truly yours,



                                                   CALFEE, HALTER & GRISWOLD LLP

                                      E-5